EXHIBIT 99.1

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for

the Years Ended December 31, 2002, 2001 and 2000

and as of October 3, 2003 and for the

nine months ended October 3, 2003 and

September 27, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Member

of Semiconductor Components Industries, LLC

In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of member’s equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Semiconductor Components Industries, LLC and its subsidiaries (a wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets effective January 1, 2002 as well as its methods of accounting for sales to distributors, derivative financial instruments and hedging activities effective January 1, 2001.

As described in Note 18 to the consolidated financial statements, the Company has reclassified losses on debt prepayments within its consolidated statement of operations.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for

Note 8 for which the date is

March 3, 2003 and Note 18 for which the

date is September 2, 2003

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31		October 3,
	2002	2001	2003
			(unaudited)
	(In millions)
ASSETS
Cash and cash equivalents	$176.4	$174.2	$166.9
Receivables, net (including $4.7, $21.3 and $10.2 due from Motorola)	111.7	132.3	148.9
Inventories, net	155.0	180.2	172.7
Other current assets	33.0	33.4	30.0
Deferred income taxes	6.4	7.5	7.2

Total current assets	482.5	527.6	525.7
Property, plant and equipment, net	389.5	482.8	342.4
Deferred income taxes	—	0.4	2.0
Goodwill	77.3	77.3	77.3
Intangibles assets, net	26.7	38.6	—
Notes receivable from affiliates	130.6	131.1	112.0
Other assets	38.7	41.7	39.1

Total assets	$1,145.3	$1,299.5	$1,098.5

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Accounts payable (including $0.1, $3.3 and $0.8 payable to Motorola)	$63.8	$102.7	$107.4
Accrued expenses (including $0.7, $11.7 and $0 payable to Motorola)	97.0	101.5	88.7
Due to affiliates, net	5.6	1.0	21.3
Income taxes payable	14.8	6.1	19.0
Accrued interest	43.6	13.4	22.2
Deferred income on sales to distributors	70.8	99.4	64.4
Current portion of long-term debt	9.3	12.4	3.9

Total current liabilities	304.9	336.5	326.9
Long-term debt (including $126.9, $115.2 and $136.7 payable to Motorola)	1,393.9	1,374.5	1,269.0
Other long-term liabilities	42.9	48.3	37.5
Deferred income taxes	2.2	—	—

Total liabilities	1,743.9	1,759.3	1,633.4

Commitments and contingencies (See Note 15)	—	—	—

Contributed capital	793.5	785.9	953.6
Accumulated other comprehensive income (loss)	(34.3)	(32.8)	(6.8)
Accumulated deficit	(1,357.8)	(1,212.9)	(1,481.7)

Total member’s equity (deficit)	(598.6)	(459.8)	(534.9)

Total liabilities and member’s equity (deficit)	$1,145.3	$1,299.5	$1,098.5

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,			Nine Months Ended
				October 3, 2003	September 27, 2002
	2002	2001	2000
				(unaudited)	(unaudited)
	(In millions)
Total revenues (including $87.7, $98.9, $206.0, $57.6 and $65.0 from Motorola)	$1,084.0	$1,213.3	$2,070.2	$797.0	$818.3
Cost of sales	805.9	991.0	1,356.8	590.5	606.4

Gross profit	278.1	222.3	713.4	206.5	211.9

Operating expenses:
Research and development	67.9	80.9	69.2	51.3	50.4
Selling and marketing	61.2	74.8	100.1	46.6	44.7
General and administrative	102.9	133.8	233.4	60.7	79.7
Amortization of intangibles	11.9	22.6	16.8	5.9	9.0
Write-off of acquired in-process research and development	—	—	26.9	—	—
Restructuring, asset impairments and other	26.7	150.1	4.8	31.2	10.2

Total operating expenses	270.6	462.2	451.2	195.7	194.0

Operating income (loss)	7.5	(239.9)	262.2	10.8	17.9
Interest expense, net	(138.1)	(133.6)	(131.2)	(107.6)	(107.7)
Loss on debt prepayment	(6.5)	—	(29.2)	(6.4)	(6.5)
Foreign currency remeasurement gain on notes receivable from affiliate	—	—	—	6.4	—

Income (loss) before income taxes and cumulative effect of accounting change	(137.1)	(373.5)	101.8	(96.8)	(96.3)
Income tax provision	(7.8)	(342.9)	(34.8)	(5.6)	(9.8)

Income (loss) before cumulative effect of accounting change	(144.9)	(716.4)	67.0	(102.4)	(106.1)
Cumulative effect of accounting change (net of income taxes of $38.8 in 2001 and $0 in 2003)	—	(116.4)	—	(21.5)	—

Net income (loss)	$(144.9)	$(832.8)	$67.0	$(123.9)	$(106.1)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY (DEFICIT)

	Contributed Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	(In millions)
Balance at December 31, 1999	$359.5	$2.7	$(447.1)	$(84.9)
Net capital contributions from Member	301.9			301.9
Comprehensive income (loss):
Net income	—	—	67.0	67.0
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(3.1)	—	(3.1)
Additional minimum pension liability	—	(0.3)	—	(0.3)

Other comprehensive loss		(3.4)		(3.4)

Comprehensive income		—		63.6

Balance at December 31, 2000	661.4	(0.7)	(380.1)	280.6
Net capital contributions from Member	124.5			124.5
Comprehensive income (loss):
Net loss	—	—	(832.8)	(832.8)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(3.9)	—	(3.9)
Additional minimum pension liability	—	(13.5)	—	(13.5)
Cumulative effect of accounting change	—	(5.7)	—	(5.7)
Effects of cash flow hedges	—	(9.0)	—	(9.0)

Other comprehensive loss		(32.1)		(32.1)

Comprehensive loss		—		(864.9)

Balance at December 31, 2001	785.9	(32.8)	(1,212.9)	(459.8)
Net capital contributions from Member	7.6			7.6
Comprehensive income (loss), net of tax:
Net loss	—	—	(144.9)	(144.9)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	2.3		2.3
Additional minimum pension liability	—	(5.8)		(5.8)
Unrealized losses on deferred compensation plan investments	—	(0.6)		(0.6)
Effects of cash flow hedges	—	2.6		2.6

Other comprehensive loss		(1.5)		(1.5)

Comprehensive loss		—		(146.4)

Balance at December 31, 2002	793.5	(34.3)	(1,357.8)	(598.6)
Net capital contributions from Member (unaudited)	160.1			160.1
Comprehensive income (loss), net of tax (unaudited):
Net loss (unaudited)	—	—	(123.9)	(123.9)
Other comprehensive income (loss), net of tax (unaudited):
Foreign currency translation adjustment (unaudited)	—	2.8		2.8
Additional minimum pension liability (unaudited)	—	19.6		19.6
Unrealized losses on deferred compensation plan investments (unaudited)		(0.2)		(0.2)
Effects of cash flow hedges (unaudited)	—	5.3		5.3

Other comprehensive loss (unaudited)		27.5		27.5

Comprehensive loss (unaudited)		—		(96.4)

Balance at October 3, 2003 (unaudited)	$953.6	$(6.8)	$(1,481.7)	$(534.9)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Nine Months Ended
				October 3, 2003	September 27, 2002
	2002	2001	2000
				(unaudited)	(unaudited)
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(144.9)	$(832.8)	$67.0	$(123.9)	$(106.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122.3	153.5	149.4	78.7	89.5
Write-off of acquired in-process research and development	—	—	26.9	—	—
Loss on debt prepayment	6.5	—	29.2	6.0	6.5
Cumulative effect of accounting change	—	155.2	—	21.5	—
Amortization of debt issuance costs and debt discount	8.7	6.0	5.9	6.9	5.7
Provision for excess inventories	12.1	50.9	44.1	8.4	12.5
Non-cash impairment of property, plant and equipment	11.5	56.2	—	10.5	8.4
Non-cash interest on junior subordinated note payable to Motorola	11.7	10.7	9.6	9.8	8.6
Non-cash write down of intangible asset	—	—	—	20.8	—
Stock compensation expense	4.5	5.0	0.7	0.1	1.2
Foreign currency remeasurement gain on notes receivable from affiliate	—	—	—	(6.4)	—
Deferred income taxes	5.2	318.5	(9.1)	(4.4)	2.9
Other	(0.8)	(2.2)	(0.7)	(2.1)	0.7
Changes in assets and liabilities:
Receivables	22.8	135.0	0.2	(35.2)	5.5
Inventories	13.4	17.7	(76.0)	(26.1)	13.2
Other assets	(3.6)	(2.0)	(27.6)	(0.8)	(2.3)
Accounts payable	(39.2)	(54.3)	31.9	43.2	(23.8)
Accrued expenses	(7.7)	(63.0)	46.4	(9.5)	(9.7)
Due to affiliates	4.9	(10.2)	13.7	15.7	5.0
Income taxes payable	8.7	(11.6)	(13.7)	4.2	10.2
Accrued interest	19.2	5.7	(12.2)	(21.4)	33.7
Deferred income on sales to distributors	(28.6)	(82.8)	—	(6.4)	(26.8)
Other long-term liabilities	0.1	5.4	(3.8)	(3.8)	(15.1)

Net cash provided by (used in) operating activities	26.8	(139.1)	281.9	(14.2)	19.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(23.9)	(109.4)	(176.2)	(37.3)	(18.3)
Investment in business, net of cash acquired	—	—	(253.2)	—	—
Other investments	—	(0.5)	(2.3)	—	—
Loans to affiliates	—	(5.0)	(43.1)	—	—
Proceeds from repayment of loans to affiliates	0.5	—	—	25.0	0.5
Proceeds from sales of property, plant and equipment	4.8	13.8	18.1	13.2	2.2

Net cash provided by (used in) investing activities	(18.6)	(101.1)	(456.7)	0.9	(15.6)

Cash flows from financing activities:
Net capital contributions from Member	2.6	119.5	301.2	161.3	1.9
Proceeds from debt issuance	290.7	—	—	290.4	290.7
Proceeds from senior credit facilities and other borrowings	—	125.0	226.1	—	—
Payment of capital lease obligation	(1.1)	(1.9)	—	—	(1.1)
Payment of debt issuance costs	(12.1)	(5.1)	(3.2)	(14.2)	(11.6)
Repayment of senior credit facilities, including prepayment penalty in 2000	(287.1)	(5.6)	(131.5)	(434.7)	(283.3)
Repayment of senior subordinated notes, including prepayment penalty	—	—	(156.8)	—	—

Net cash provided by (used in) financing activities	(7.0)	231.9	235.8	2.8	(3.4)

Effect of exchange rate changes on cash and cash equivalents	1.0	0.8	(0.1)	1.0	0.8

Net increase (decrease) in cash and cash equivalents	2.2	(7.5)	60.9	(9.5)	1.6
Cash and cash equivalents, beginning of period	174.2	181.7	120.8	176.4	174.2

Cash and cash equivalents, end of period	$176.4	$174.2	$181.7	$166.9	$175.8

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Background and Basis of Presentation

Semiconductor Components Industries, LLC (“SCI LLC” or the “Company”) is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). The Company is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of ON Semiconductor. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of ON Semiconductor’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by the Company. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under the Company’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

The accompanying unaudited financial statements as of October 3, 2003 and for the nine months ended September 27, 2002 and October 3, 2003, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the Company’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Note 2:    Liquidity

During the nine months ended October 3, 2003, ON Semiconductor incurred a net loss of $124.3 million compared to a net loss of $102.3 million for the nine months ended September 27, 2002. ON Semiconductor’s net loss included charges for restructuring, asset impairments and other of $31.3 million for the nine months ended October 3, 2003, as compared to $10.2 million for the nine months ended September 27, 2002. ON Semiconductor’s net loss for the first nine months of 2003 also included a charge of $21.5 million relating to a change in accounting principle described in Note 4. Net cash provided by operating activities was $17.9 million in the nine months ended October 3, 2003 as compared to net cash provided by operating activities of $34.3 million for the nine months ended September 27, 2002.

At October 3, 2003, ON Semiconductor had $183.6 million in cash and cash equivalents, net working capital of $207.0 million, term or revolving debt of $1,292.9 million and a stockholders’ deficit of $603.9 million. ON Semiconductor’s long-term debt includes $367.9 million under its senior bank facilities; $292.3 million (net of discount) of its 13% second lien senior secured notes due 2008; $191.4 million (net of discount) of its 12% first lien senior secured notes due 2010; $260.0 million of its 12% senior subordinated notes due 2009;

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$136.7 million under a 10% junior subordinated note payable to Motorola due 2011; $23.6 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank and $1.0 million under a capital lease obligation. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of October 3, 2003 and expects to remain in compliance over the next twelve months.

During the year ended December 31, 2002, ON Semiconductor incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. ON Semiconductor’s net results included restructuring, asset impairments and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $149.5 million, $139.6 million and $135.3 million, respectively. ON Semiconductor’s operating activities provided cash of $46.4 million in 2002 and $312.2 million in 2000 and used cash of $116.4 million in 2001.

At December 31, 2002, ON Semiconductor had $190.4 million in cash and cash equivalents, net working capital of $195.2 million, term or revolving debt of $1,423.2 million and a stockholders’ deficit of $662.1 million. ON Semiconductor’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; $20.0 million loan facility with a Chinese bank; and, $23.3 million under a note payable to a Japanese bank due 2010.

ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through October 3, 2004. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3:    Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis as the Company does not exercise significant influence. All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts have been reclassified to conform with the current year presentation.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of the Cherry acquisition (described in Note 6 “Acquisition”) over the estimated fair value of the net assets acquired and was being amortized on a straight line

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

basis over its estimated useful life of ten years until January 1, 2002 when the Company adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” The Company also acquired a certain intangible asset in the Cherry acquisition that until July 5, 2003 was being amortized on a straight line basis over its estimated useful life of five years. As described in Note 5, the Company wrote-off the remaining carrying value of the intangible asset in the second quarter of 2003 and will no longer incur amortization of $12.0 million annually.

Under SFAS 142, goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company performs its annual impairment analysis during the fourth quarter of each year.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the terms of the underlying agreements. Upon prepayment of debt, the related unamortized debt issuance costs are charged to operations. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets.

Revenue Recognition

The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

Research and development costs are expensed as incurred.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for employee stock options relating to the common stock of ON Semiconductor accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2002, 2001, and 2000 and the nine months ended October 3, 2003, and September 27, 2002 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,			Nine Months Ended
				October 3, 2003	September 27, 2002
	2002	2001	2000
				(unaudited)	(unaudited)
Net income (loss), as reported	$(144.9)	$(832.8)	$67.0	$(123.9)	$(106.1)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	4.5	3.7	0.5	0.1	1.2
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(15.4)	(17.9)	(7.1)	(10.9)	(10.5)

Pro forma net income (loss)	$(155.8)	$(847.0)	$60.4	$(134.7)	$(115.4)

The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

				Nine Months Ended
Employee Stock Options	2002	2001	2000	October 3, 2003	September 27, 2002
				(unaudited)	(unaudited)
Expected life (in years)	5	5	5	5	5
Risk-free interest rate	4.15%	4.82%	6.41%	3.05%	4.49%
Volatility	0.70	0.70	0.60	0.73	0.70

				Nine Months Ended
Employee Stock Purchase Plan	2002	2001	2000	October 3, 2003	September 27, 2002
				(unaudited)	(unaudited)
Expected life (in years)	0.25	0.25	0.33	0.25	0.25
Risk-free interest rate	1.71%	4.26%	6.20%	1.10%	1.75%
Volatility	0.70	0.70	0.60	0.79	0.70

The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.83, $3.25 and $8.67 per share, respectively. The weighted-average estimated fair value of the discount on

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.60, $1.24 and $3.73, respectively.

The weighted-average estimated fair value of employee stock options granted during the first nine months of 2003 and 2002 was $0.96 and $2.14 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during the first nine months of 2003 and 2002 was $0.46 and $0.71 per share, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s deferred tax assets. Additionally, throughout 2002, no incremental deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within member’s equity (deficit).

Defined Benefit Plans

The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company’s adoption of SFAS No. 143 did not impact its financial condition or results of operations.

The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003 and are included in Note 3, “Significant Accounting Policies.” The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 7 “Balance Sheet Information”. The Company’s adoption of FIN No. 45 did not impact its financial condition or results of operations.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “ Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company’s adoption of FIN 46 did not impact its financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer that must be classified as liabilities. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective immediately for all financial instruments entered into or modified after May 31, 2003. For all other instruments, SFAS No. 150 is effective at the beginning of the third quarter of 2003. The Company does not currently have any financial instruments that fall within the scope of SFAS No. 150.

Note 4:    Accounting Changes

Defined Benefit Pension Obligations

The Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations. Historically, the Company amortized its net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. The Company will no longer defer actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred.

The impact of this change for periods prior to January 1, 2003 is a charge of $21.5 million, both before and after income taxes, and has been reflected as the cumulative effect of a change in accounting principle in the Company’s consolidated statement of operations for the nine months ended October 3, 2003. The effect of the change on the nine months ended October 3, 2003 was to decrease the loss before cumulative effect of accounting change by $4.8 million, both before and after income taxes, and to increase the net loss by $16.7 million, both before and after income taxes. Absent the accounting change, the $21.5 million of net unrecognized actuarial losses at December 31, 2002 would have been recognized as an operating expense in future periods.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma effects of the accounting change for the years ended December 31, 2002, 2001 and 2000, respectively are as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
As reported:
Net income (loss) before cumulative effect of accounting change	$(144.9)	$(716.4)	$67.0
Net income (loss)	$(144.9)	$(832.8)	$67.0
Pro forma amounts reflecting the accounting change applied retroactively:
Net income (loss) before cumulative effect of accounting change	$(149.3)	$(726.6)	$60.4
Net income (loss)	$(149.3)	$(843.0)	$60.4

The effect of the accounting change on the nine months ended September 27, 2002 is as follows (in millions):

(Pro forma)
(unaudited)
Reported loss before cumulative effect of accounting change	$(106.1)
Add back: Amortization of actuarial losses	3.7

Loss before cumulative effect of accounting change	(102.4)
Cumulative effect of accounting change	—

Net loss	$(102.4)

Goodwill and Other Intangible Assets

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The provisions of SFAS 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

The Company’s goodwill at January 1, 2002 totaled $77.3 million and relates to the Cherry acquisition described in Note 6. As a result of the adoption of SFAS No. 142, the Company discontinued amortization of the Cherry goodwill at the beginning of 2002. During the first quarter of 2002, the Company identified its various reporting units, which correspond with its four product lines, and allocated its assets and liabilities to such reporting units. The goodwill relating to the Cherry acquisition was specifically identified with and included in the Company’s Power Management and Standard Analog reporting unit. During the second quarter of 2002, the Company completed the first step of its transitional goodwill impairment test and determined that the estimated fair value of the Power Management and Standard Analog reporting unit as of January 1, 2002 exceeded the reporting unit’s carrying amount by a substantial amount. As a result, an impairment of the Cherry goodwill as of that date was not indicated and completion of the second step test was not required. The Company updated its goodwill impairment analysis during the fourth quarter of 2002 and determined that a related impairment did not exist.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table, with comparable actual amounts, sets forth the pro forma effects on net income (loss) assuming that the Company had adopted the provisions of SFAS No. 142 at the date of the Cherry acquisition in April 2000:

	Year Ended December 31,
	As Reported 2002	As Reported 2001	Pro Forma 2001	As Reported 2000	Pro Forma 2000
Reported net income (loss) before cumulative effect of accounting change	$(144.9)	$(716.4)	$(716.4)	$67.0	$67.0

Add Back: Goodwill amortization, net of tax			10.7		7.7

Pro forma net income (loss) before cumulative effect of accounting change			$(705.7)		$74.7

Reported net income (loss)	$(144.9)	$(832.8)	$(832.8)	$67.0	$67.0

Add Back: Goodwill amortization, net of tax			10.7		7.7

Pro forma net income (loss)			$(822.1)		$74.7

Revenue Recognition

Sales are made to distributors under agreements that allow certain rights of return and price protection on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from our distributors on these unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution.

Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions. This revenue recognition policy and manner of presentation is commonly used in the semiconductor industry.

The impact of the accounting change for periods prior to 2001 was a charge of $155.2 million ($116.4 million, net of income taxes) and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations and comprehensive loss in 2001. The accounting change resulted in an increase in revenues of $116.6 million and a reduction in net loss of $53.1 million for the year ended December 31, 2001.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated pro forma effects of the accounting change for the year ended December 31, 2000 are as follows (in millions):

Year Ended December 31, 2000
As reported:
Revenues	$2,070.2
Net income	67.0
Pro forma effects reflecting the accounting change applied retroactively:
Revenues	$1,955.0
Net income	26.7

Derivatives Instruments and Hedging Activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

Upon adoption, the Company recorded an after-tax charge of approximately $3.4 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.1 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities, both before income taxes of approximately $2.2 million.

The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5:    Restructuring, Asset Impairments and Other

The activity related to the Company’s restructuring, asset impairments and other is as follows (in millions):

	Reserve Balance at 12/31/2000	2001 Charges	2001 Usage	Reserve Balance at 12/31/2001	2002 Charges	2002 Usage	2002 Adjustments	Reserve Balance at 12/31/2002	2003 Charges	2003 Usage	2003 Adjustments	Reserve Balance at 10/3/03
									(unaudited)	(unaudited)	(unaudited)	(unaudited)
	$0.7	$—	$(0.7)	$—	—	$—	$—	$—	$—	$—	$—	$—
September 2003
Cash employee separation charges	—	—	—	—	—	—	—	—	1.3	(0.2)	—	1.1

September 2003 Restructuring reserve balance												1.1

June 2003
Cash employee separation charges	—	—	—	—	—	—	—	—	0.4	(0.4)	—	—
Cash exit costs	—	—	—	—	—	—	—	—	1.4	(1.4)	—	—
Non-cash fixed asset write-offs	—	—	—	—	—	—	—	—	10.5	(10.5)	—	—
Non-cash impairment of other long-lived assets	—	—	—	—	—	—	—	—	21.3	(21.3)	—	—
December 2002 Restructuring
Cash employee separation charges	—	—	—	—	10.1	(0.2)	—	9.9	—	(6.2)	—	3.7
Cash exit costs	—	—	—	—	1.8	—	—	1.8	—	(1.1)	—	0.7

December 2002 Restructuring reserve balance	—			—				11.7				4.4

June 2002 Restructuring
Cash employee separation charges	—	—	—	—	2.9	(2.5)	—	0.4	—	(0.4)		—
Cash exit costs	—	—	—	—	2.8	(1.3)	—	1.5	—		1.0	2.5
Non-cash fixed asset write-offs	—	—	—	—	8.4	(8.4)	—	—	—	—	—	—
Non-cash stock compensation charges	—	—	—	—	1.0	(1.0)	—	—	—	—	—	—

June 2002 Restructuring reserve balance	—			—				1.9				2.5

March 2002 Restructuring
Cash employee separation charges	—	—	—	—	7.0	(4.3)	0.3	3.0	—	(2.3)	0.1	0.8
Non-cash stock compensation charges	—	—	—	—	0.2	(0.2)	—	—	—	—	—	—

March 2002 Restructuring reserve balance	—			—				3.0				0.8

December 2001 Restructuring
Cash employee separation charges	—	4.0	(1.8)	2.2	—	(2.1)	—	0.1	—		(0.1)	—
Non-cash fixed asset write-offs	—	11.1	(11.1)	—	—	—	—	—	—	—	—	—
Non-cash stock compensation and pension charges	—	1.5	(1.5)	—	—	—	—	—	—	—	—	—

December 2001 Restructuring reserve balance	—			2.2				0.1				—

June 2001 Restructuring
Cash employee separation charges	—	36.1	(29.3)	6.8	—	(5.7)	(1.1)	—	—			—
Cash exit costs	—	10.0	—	10.0	—	(8.1)	0.9	2.8	—	(1.9)	(0.1)	0.8
Non-cash fixed asset write-offs	—	42.2	(42.2)	—	—	—	—	—	—	—	—	—
Non-cash stock compensation and pension charges	—	7.2	(7.2)	—	—	—	—	—	—	—	—	—

June 2001 Restructuring reserve balance	—			16.8				2.8				0.8

March 2001 Restructuring
Cash employee separation charges	—	31.3	(30.5)	0.8	—	(0.7)	(0.1)	—	—	—	—	—
Non-cash fixed asset write-offs	—	2.9	(2.9)	—	—	—	—	—	—	—	—	—

March 2001 Restructuring reserve balance	—			0.8				—				—

	$0.7	$146.3	$(127.2)	$19.8	$34.2	$(34.5)	$(0.0)	$19.5	$34.9	$(45.7)	$0.9	$9.6

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the restructuring, asset impairments and other activity in the tables above to the “Restructuring, asset impairments and other” caption on the Statement of Operations for the years ended December 31, 2002 and 2001, respectively (in millions):

Year Ended December 31, 2002
2002 restructuring, asset impairments and other	$34.2
Plus: Additional charges related to Guadalajara and France	1.2
Less: Reserves released during the period	(1.2)
Plus: Other charges related to the termination of executive officers (December 2002)	4.9
Less: Motorola gain	(12.4)

Restructuring and other	$26.7

Year Ended December 31, 2001
2001 restructuring, asset impairments and other	$146.3
Plus: Other charges related to the termination of an executive officer (March 2001)	3.8

Restructuring, asset impairments and other	$150.1

The following table reconciles the restructuring, asset impairments and other activity to the “Restructuring, asset impairments and other” caption on the statement of operations for the nine months ended October 3, 2003, and September 27, 2002, respectively (in millions):

Nine Months Ended October 3, 2003
2003 restructuring, asset impairments and other	$34.9
2003 adjustments to prior restructurings	0.9
Less: Gain on sale of Guadalajara facility	(4.6)

Restructuring, asset impairments and other	$31.2

Nine Months Ended September 27, 2002
2002 restructuring, asset impairments and other	$22.3
Plus: Additional charges related to Guadalajara	1.6
Less: Reserves released during the period	(1.3)
Less: Motorola gain	(12.4)

Restructuring, asset impairments and other	$10.2

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 2003 Restructuring Program and Other

In September 2003, the Company recorded a $4.6 million gain in connection with the sale of the Guadalajara, Mexico facility. This gain was partially offset by charges totaling $1.3 million associated with worldwide restructuring programs to cover employee separation costs relating to the termination of approximately 36 employees, reflecting further reductions in manufacturing and general and administrative personnel in France, Germany, the Czech Republic, Hong Kong and the United States. The Company also recorded a $0.2 million reversal of amounts previously recorded in connection with the Company’s June 2001 and December 2001 restructuring programs as described below and an additional $0.1 million charge associated with its March 2002 restructuring program.

As of the end of the third quarter of 2003, all impacted employees had been terminated, and the Company currently expects to pay the $1.1 million of remaining employee severance costs by December 2004.

June 2003 Restructuring, Asset Impairments and Other

In June 2003, the Company recorded charges totaling $13.3 million associated with its worldwide restructuring programs. The charges include $0.4 million to cover employee separation costs relating to the termination of approximately 16 employees, $1.4 million of lease and contract termination exit costs, $10.5 million of asset impairments and an additional $1.0 million associated with a supply contract that was terminated as part of the June 2002 restructuring program.

The employee separation costs reflected further reductions in general and administrative staffing levels primarily in the United States. As of the end of the third quarter of 2003, all impacted employees had been terminated, and the Company had made all related severance payments.

The lease and contract termination exit costs relate to the exit of certain sales and administrative offices in Bermuda and Europe and the termination of other purchase and supply agreements.

The $10.5 million of asset impairments included $3.3 million associated with an assembly and test packaging production line in Malaysia which was written down to estimated fair value based on its future net discounted cash flows. Additionally, the Company identified certain buildings, machinery, software and equipment that would no longer be used internally due to the continued consolidation of manufacturing and general and administrative functions primarily in the United States and recorded a charge of $7.2 million to write-down the remaining carrying value of these assets to their net realizable value.

In the second quarter of 2003, the Company also recorded non-cash impairment charges totaling $21.3 million including $20.8 million relating to the write-off of the developed technology intangible asset associated with the April 2000 purchase of Cherry Semiconductor Corporation and a $0.5 million write-off of a cost basis investment. Sustained price declines in certain product lines triggered an impairment analysis of the carrying value of the developed technology and resulted in the Company recording an impairment charge of $20.8 million. The Company measured the amount of the impairment charge by comparing the carrying value of the developed technology to its estimated fair value. The Company estimated future net cash flows associated with the developed technology using price, volume and cost assumptions that management considered to be reasonable in the circumstances. The Company will no longer incur amortization expense of approximately $3.0 million per quarter related to this intangible asset. As a result of the impairment of the developed technology, the Company evaluated the recoverability of the related goodwill that arose in connection with the

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquisition of Cherry Semiconductor Corporation. The Company determined that the estimated fair value of the reporting unit containing the goodwill exceeded its related carrying amount. Accordingly, the goodwill was not considered to be impaired.

December 2002 Restructuring

In December 2002, the Company recorded a $11.6 million (net of a $0.6 adjustment) restructuring charge. The charge included $10.1 million to cover employee separation costs relating the termination of approximately 300 employees and approximately $1.8 million in expected lease termination and other exit costs associated with the decommissioning of certain assets. The headcount reductions began in the first quarter of 2003 and are expected to be completed by December 2003 and will impact both manufacturing and non-manufacturing personnel mainly in the United States. The charge also included an additional $0.3 million reserve related to headcount reduction in Toulouse, France that was part of the March 2002 restructuring program. The $0.6 adjustment related to release of previous reserves associated with the June 2001 restructuring programs due to the Company’s analysis of estimated costs to complete those programs. As of October 3, 2003, the remaining liability relating to this restructuring was $4.4 million.

In December 2002, the Company also recorded a $4.9 million charge to cover the costs associated with the separation of two of its executive officers. In connection with the separation, the Company reserved $2.0 million related to the cash portion of the related separation agreements. In addition, the Company agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

June 2002 Restructuring, Asset Impairments and Other

In June 2002, the Company recorded charges totaling $16.7 million for costs associated with its worldwide restructuring programs. The charges included $3.9 million to cover employee separation costs associated with the termination of 79 U.S. employees, $2.8 million for exit costs consisting primarily of manufacturing equipment and supply contract termination charges, and $8.4 million for equipment write-offs that were charged directly against the related assets. An additional $1.0 million in exit costs and $0.6 million in employee separation costs were accrued relating to the closure of the Company’s Guadalajara, Mexico manufacturing facility that was part of the June 2001 restructuring described below.

The employee separation costs reflected further reductions in general and administrative staffing levels and included $1.0 million of non-cash stock compensation charges associated with the modification of stock options for certain terminated employees. As of July 4, 2003, all impacted employees had been terminated and employee separation costs had been paid.

As a result of continuing economic conditions, the Company determined that certain manufacturing equipment purchase and supply agreements were no longer economical to complete and accrued estimate termination charges of $2.8 million during the second quarter of 2002 and an additional $1.0 in the second quarter of 2003. As of October 3, 2003, the Company is in discussions to settle its remaining obligations.

During the second quarter of 2002, the Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $7.0 million to write-down the remaining carrying value to its estimated net realizable value. Additionally, the Company determined that it would not invest the capital required to complete an equipment project and recorded a charge of $1.4 million to write-off the carrying value of the related project.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the second quarter of 2002, the Company reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million which resulted in a related gain of $12.4 million. The Company also recorded a $1.2 million reversal of amounts previously provided in connection with its June 2001 restructuring program as a result of favorable negotiated contract termination costs.

March 2002 Restructuring

In March 2002, the Company recorded a $7.1 million (net of a $0.1 million adjustment to the March 2001 restructuring program) charge to cover employee separation costs relating to the termination of approximately 72 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions is currently expected to be completed by June 30, 2003. The remaining $2.2 million relates to reductions in selling, general and administrative functions primarily in the U.S. The March 2002 charge also included $0.2 million of non-cash employee stock compensation expense associated with the modification of stock options for certain terminated employees. The Company recorded an additional $0.3 million in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 as a result of its reevaluation of remaining costs to be incurred. The remaining restructuring reserve of $0.8 million at October 3, 2003 relates to the unpaid separation costs associated with terminated employees under the program. The Company currently expects that the remaining severance payments will be completed by June 2004.

December 2001 Restructuring and Asset Impairments

In December 2001, the Company recorded charges totaling $16.6 million for costs associated with its worldwide restructuring programs. The charges included $5.5 million to cover employee separation costs associated with the terminations of 50 employees as well as $11.1 million for property and equipment write-offs that were charged directly against the related assets.

The employee separation costs reflected reductions in selling, general and administrative staffing levels in the U.S., United Kingdom, Germany, France and Singapore and included $0.2 million of non-cash charges associated with the modification of stock options for certain terminated employees as well as $1.3 million for additional pension charges relating to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of October 3, 2003, all impacted employees had been terminated and the Company released the remaining reserve of $0.1 million during the third quarter of 2003.

The $11.1 million charge related the write-off of certain property and equipment located in Phoenix, Arizona that would no longer be utilized as a result of the Company’s restructuring activities.

June 2001 Restructuring, Asset Impairments and Other

In June 2001, the Company recorded charges totaling $95.5 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing and distribution operations to meet declining customer demand. The programs included the phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility by June 2002, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors by June 2002 and

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 2001, respectively, the shutdown of the Hong Kong Distribution Center and transfer of related functions to its Singapore Distribution Center. The charge included $36.1 million to cover employee separation costs associated with the termination of approximately 3,000 employees, $1.1 million of non-cash charges associated with the modification of stock options for certain terminated employees and $6.1 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all employees have been terminated under the program and all severance payments have been made.

The planned discontinuation of manufacturing activities triggered an impairment analysis to the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $42.2 million. This charge included $31.6 million related to the Guadalajara manufacturing facility, $4.2 million related to the Aizu, Japan 4-inch wafer fabrication line and $2.2 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities (June 2002 for Guadalajara and Aizu, December 31, 2001 for Seremban) for each group of assets using price, volume, cost, capital and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values, were transferred to other manufacturing facilities at their previously existing carrying values or are currently held for sale. The only remaining assets to be disposed of under this restructuring program are the land and building at the Guadalajara manufacturing facility. The Company is currently evaluating offers for these assets and, based on these offers, expects that the carrying value will be fully realized. The charge also included $4.2 million for the write-off of assets that will no longer be used by the Company as a result of this restructuring program.

The June 2001 charge also included $10.0 million to cover certain exit costs relating facility closure and contract terminations. This charge included $2.8 for expected facility clean up activities, $1.0 million for equipment disposal fees, $2.0 million for equipment purchase cancellations and $4.2 million for other contract cancellations. As discussed previously, the Company recorded an additional $1.0 million in exit costs and $0.6 million in employee separation costs relating to the Guadalajara manufacturing facility during the second quarter of 2002 as a result of its reevaluation of remaining costs to be incurred with respect to the closure of that facility. In 2003 the Company released $0.1 million of this reserve based on its estimate of the remaining exit costs. This reserve is expected to be utilized by June 2004. As of October 4, 2003 the remaining liability relating to this restructuring program was $0.8 million.

March 2001 Restructuring, Asset Impairments and Other

In March 2001, the Company recorded charges totaling $34.2 million for costs associated with its worldwide restructuring programs. The charges included $31.3 million to cover employee separation costs associated with the termination of 1,100 employees as well as $2.9 million for equipment write-offs that were charged directly against the related assets.

The employee separation costs reflected further reductions in manufacturing, selling, general and administrative staffing levels in the U.S., Mexico, the Philippines and Malaysia as well as non-cash charges associated with the modification of stock options for certain terminated employees. All impacted employees had

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

been terminated and the Company released the remaining $0.1 million reserve to income during the second quarter of 2002.

The March 2001 charge included property and equipment write downs of $2.9 million relating to assets at the previously mentioned locations that could not be utilized or transferred to other locations.

Also in March 2001, the Company recorded a $3.8 million charge to cover costs associated with the separation of one of the Company’s executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of the remaining stock options to purchase common stock and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to modification of these options with an offsetting credit to additional paid-in capital.

2000 Restructuring

During 2000, the Company recorded a $5.6 million charge to cover costs associated with a restructuring program at its manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, the Company completed its evaluation of the costs to be incurred and released $0.8 million of the remaining reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

Note 6:    Acquisition

On April 3, 2000, the Company acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under the Company’s senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

$253.2

Developed technology was being amortized on a straight-line basis over an estimated useful life of five years prior to being written off in the second quarter of 2003 as described in Note 5, “Restructuring, Asset Impairments and Other.” Goodwill was being amortized on a straight-line basis over an estimated useful life of

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ten years; however, as mentioned previously, such amortization was discontinued January 1, 2002 upon the adoption of SFAS 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years, however assembled workforce does not meet the requirements for an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS 142, the Company reclassified the unamortized balance of assembled workforce to goodwill and the related amortization was discontinued.

The fair value of acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20%, which was derived from a weighted average cost of capital analysis increased to reflect additional risks inherent in the development life cycle.

At the date of acquisition, in-process research and development consisted of sixty-five projects that had not yet reached technological feasibility and for which no alternative future uses had been identified. Accordingly, the estimated fair value of these projects was expensed as of the acquisition date. Such projects were approximately 70% to 80% complete at the date of the acquisition. The estimated cost to complete these projects at that date was approximately $4.1 million. Of the sixty-five projects in process at the date of acquisition, the Company completed thirty-one projects, abandoned twenty-nine projects and are in the process of completing the remaining five projects, which have an estimated completion cost of $0.5 million. Subsequent to the acquisition date, the Company experienced an industry downturn that required it to scale back research and development activities. Due to the decline in product demand subsequent to the acquisition, 2002 revenues associated with the completed projects were approximately $12.5 million, or 30% of the amount originally forecasted for all acquired in-process research and development projects at the date of acquisition.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7:    Balance Sheet Information

Balance sheet information is as follows (in millions):

	December 31,		October 3,
	2002	2001	2003
			(unaudited)
Receivables, net:
Accounts receivable	$113.5	$134.2	$151.1
Less: Allowance for doubtful accounts	(1.8)	(1.9)	(2.2)

	$111.7	$132.3	$148.9

Inventories, net:
Raw materials	$12.3	$12.1	$16.8
Work in process	104.6	138.4	110.2
Finished goods	81.5	79.9	85.2

Total inventories	198.4	230.4	212.2
Less: Inventory reserves	(43.4)	(50.2)	(39.5)

	$155.0	$180.2	$172.7

Property, plant and equipment, net:
Land	$11.7	$11.4	$12.4
Buildings	302.4	379.9	294.0
Machinery and equipment	818.9	959.4	808.2

Total property, plant and equipment	1,133.0	1,350.7	1,114.6
Less: Accumulated depreciation	(743.5)	(867.9)	(772.2)

	$389.5	$482.8	$342.4

Goodwill, net:
Goodwill	$95.7	$95.7	$95.7
Less: Accumulated amortization	(18.4)	(18.4)	(18.4)

	$77.3	$77.3	$77.3

Intangible asset, net (See Note 5):
Developed technology	$59.3	$59.3	$—
Less: Accumulated amortization	(32.6)	(20.7)	—

	$26.7	$38.6	$—

Other assets:
Debt issuance costs	$33.7	$35.2	$36.4
Other	5.0	6.5	2.7

	$38.7	$41.7	$39.1

Accrued expenses:
Accrued payroll	$27.5	$28.2	$29.6
Sales related reserves	14.1	15.0	17.9
Restructuring reserves	19.5	19.8	9.6
Other	35.9	38.5	31.6

	$97.0	$101.5	$88.7

Other long-term liabilities:
Accrued retirement benefits	$33.7	$25.0	$30.4
Cash flow hedge liability	8.2	12.5	5.9
Other	1.0	10.8	1.2

	$42.9	$48.3	$37.5

Other comprehensive loss:
Foreign currency translation adjustments	$(2.0)	$(4.3)	$0.8
Additional minimum pension liability	(19.6)	(13.8)	—
Net unrealized losses and adjustments related to cash flow hedges	(12.1)	(14.7)	(6.8)
Unrealized losses on deferred compensation plan investments	(0.6)	—	(0.8)

	$(34.3)	$(32.8)	$(6.8)

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense totaled $105.1 million, $122.8 million and $126.3 million for 2002, 2001 and 2000, respectively. Amortization expense related to the developed technology totaled $11.9, $11.6, and $9.1 million in 2002, 2001 and 2000, respectively.

The activity related to the Company’s allowance for doubtful accounts, inventory reserves, allowance for deferred tax assets and warranty reserves for 2000, 2001 and 2002 follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions/ Writeoffs	Balance at End of Period
Allowance for doubtful accounts
Year ended December 31, 2000	$2.0	$0.8	$1.4	(1)	$1.7	$2.5

Year ended December 31, 2001	$2.5	$0.5	$—		$1.1	$1.9

Year ended December 31, 2002	$1.9	$0.2	$—		$0.3	$1.8

Inventory reserves
Year ended December 31, 2000	$28.2	$44.1	$—		$49.8	$22.5

Year ended December 31, 2001	$22.5	$50.9	$—		$23.2	$50.2

Year ended December 31, 2002	$50.2	$12.1	$—		$18.9	$43.4

Allowance for deferred tax assets
Year ended December 31, 2000	$—	$—	$—		$—	$—

Year ended December 31, 2001	$—	$366.8	$83.8	(2)	$—	$450.6

Year ended December 31, 2002	$450.6	$1.0	$86.3	(3)	$—	$537.9

Warranty reserves
Year ended December 31, 2000	$2.1	$2.4	$—		$1.0	$3.5

Year ended December 31, 2001	$3.5	$0.1	$—		$0.6	$3.0

Year ended December 31, 2002	$3.0	$0.1	$—		$0.4	$2.7

Nine months ended October 3, 2003 (unaudited)	$2.7	$(0.9)	$—		$0.3	$1.5

(1)	Represents allowance recorded in connection with the acquisition of Cherry Semiconductor.
(2)	Represents the valuation allowance related to the 2001 portion of the net operating loss that was not recognized during the year.
(3)	Represents the valuation allowance related to the 2002 net operating loss that was not recognized during the year.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8: Long-Term Debt

Long-term debt consists of the following (dollars in millions):

	December 31, 2002		December 31, 2001		October 3, 2003
	Interest Rate	Balance	Interest Rate	Balance	Interest Rate	Balance
Senior Bank Facilities:
Tranche A	6.4375%	$6.6	8.4375%	$17.0	6.5000%	$—
Tranche B	6.4375%	209.9	8.4375%	312.5	6.5000%	5.7
Tranche C	6.4375%	226.0	8.4375%	336.5	6.5000%	164.9
Tranche D	6.4375%	134.1	8.4375%	197.7	6.5000%	197.3
Revolver	6.4375%	125.0	8.4375%	125.0	6.5000%	—

		701.6		988.7		367.9
First-Lien Senior Secured Notes due 2010, 12% interest payable semi-annually, net of debt discount of $8.8		—		—		191.4
Second-Lien Senior Secured Notes due 2008, 13% interest effective February 2003 payable semi-annually, net of debt discount of $8.6 and $8.0		291.4		—		292.3
12% Senior Subordinated Notes due 2009, interest payable semi-annually		260.0		260.0		260.0
10% Junior Subordinated Note to Motorola due 2011, interest compounded semi-annually, payable at maturity		126.9		115.2		136.7
2.3% Note payable to Japanese bank due 2010		23.3		21.9		23.6
Capital lease obligation		—		1.1		1.0

		1,403.2		1,386.9		1,272.9
Less: Current maturities		(9.3)		(12.4)		(3.9)

		$1,393.9		$1,374.5		$1,269.0

In September 2003, the Company amended its senior bank facilities to, among other things:

•	Provide the Company with additional Tranche D term loans under its senior bank facilities aggregating $100 million, the entire amount of which was borrowed simultaneously with the completion of the equity offering described below;

•	Permit the Company to apply the net proceeds from equity offerings by ON Semiconductor or any of its subsidiaries (including the equity offering described below) and borrowings under the additional Tranche D term loans to prepay scheduled principal installments of all term loan borrowings outstanding under its senior bank facilities in chronological order;

•	Reduce from 75% to 50% the percentage of net proceeds from future equity offerings by ON Semiconductor, the Company or any of its subsidiaries that is required to be applied to prepay term loan borrowings outstanding under its senior bank facilities; and,

•	Provide the Company with a new $25 million revolving facility that will mature on August 4, 2006, provide for the issuance of letters of credit in currencies other than U.S. dollars that are to be specified and, in all other respects, have terms substantially similar to those of its existing revolving facility.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The proceeds of the borrowing under the additional Tranche D term loans (which were issued at a discount of $0.5 million) were used to prepay senior credit facility borrowings as described below. Excluding this discount, costs incurred in connection with this debt refinancing totaled $3.8 million, of which $0.4 million was paid to third parties. Such third-party costs were expensed as incurred and included in loss on debt prepayment in the Company’s consolidated statement of operations and comprehensive loss for the nine months ended October 3, 2003.

On September 23, 2003 ON Semiconductor completed a public offering of common stock registered pursuant to its shelf registration statement originally filed with the Securities and Exchange Commission on April 24, 2002 (as amended on March 14, 2003). In connection with this offering, ON Semiconductor issued approximately 37.0 million shares (including approximately 2.2 million shares issued in connection with the underwriters’ exercise of their option to cover over-allotments) at a price of $4.50 per share. The net proceeds from this offering were $156.5 million after deducting the underwriting discount of $8.2 million ($0.225 per share) and estimated offering expenses of $1.7 million (including $1.6 million that were unpaid as of October 3, 2003). ON Semiconductor contributed these proceeds to the Company, which were used to prepay $152.7 million of its senior bank facilities and to cover $3.8 million of costs associated with the amendment to its senior bank facilities. In connection with this prepayment, the Company wrote off $2.5 million of debt issuance costs.

Senior Bank Facilities

Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within three to five years. As of December 31, 2002, the senior bank facilities contained a $150.0 million revolving line of credit. Borrowings of $125.0 million and letters of credit totaling $17.1 million were outstanding against the line of credit at December 31, 2002 leaving $7.9 million of availability at that date. As discussed below, $62.5 million of borrowings outstanding under the revolving line of credit were converted to a new Tranche R term loan in February 2003 pursuant to amendments to the senior bank facilities made in connection with the issuance of the Company’s 12% first-lien senior secured notes due 2010 described below (the “First-Lien Notes”.) Additionally, the Company used $180.9 million of the net cash proceeds from the issuance of the First-Lien Notes to prepay a portion of the senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings then outstanding under the revolving line of credit and permanently reduce the commitments thereunder by such amount. As described in Note 12, the Company hedges a portion of the interest rate risk associated with the senior bank facilities.

At June 29, 2001, the Company was not in compliance with the interest expense coverage and leverage ratio requirements under its senior bank facilities. On August 13, 2001, the Company received a waiver in respect to such non-compliance at June 29, 2001 and in respect of any future non-compliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities to, among other things, reduce interest expense coverage and leverage ratio requirements through December 31, 2005, add minimum cash and EBITDA level covenants through December 31, 2002, require the Company to obtain $100 million through an equity investment from TPG, increase the required interest rate spreads applicable to outstanding borrowings (“supplemental interest”), and, to revise certain mandatory prepayment provisions contained in the original agreement.

In connection with the issuance of $300 million principal amount of 12% second-lien senior secured notes due 2008 (the “Second-Lien Notes”) described below, the Company amended its senior bank facilities on April 17, 2002 to, among other things, permit the issuance of the Second-Lien Notes, eliminate interest expense coverage and leverage ratio requirements through December 31, 2003 and to reduce the minimum interest expense coverage ratio requirement and increase the maximum leverage ratio requirements for the period from January 1, 2004 through June 30, 2006, extend the minimum cash and EBITDA level covenants through

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003, permit the redemption of up to 35% of the Second-Lien Notes with net proceeds of any equity offerings on or prior to May 15, 2005, allow certain asset sales and to permit borrowings of up to $100.0 million by or for the benefit of the Company’s Leshan joint venture so long as the related proceeds are used to prepay loans under the senior bank facilities. The Company was in compliance with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2002.

In connection with the issuance of the First-Lien Notes described below, the Company amended its senior bank facilities effective as of February 14, 2003 to, among other things, permit the issuance of the First-Lien Notes, eliminate the interest expense and leverage coverage ratio requirements, reduce the minimum EBITDA level covenant (as defined) to $140.0 million for any four consecutive fiscal quarters until the final maturity of the senior bank facilities, reduce permitted annual capital expenditures to $100.0 million (subject to increases in certain circumstances), permit the redemption of up to 35% of the First-Lien Notes with net proceeds of any equity offerings on or prior to March 15, 2006 and to convert $62.5 million of the amounts outstanding under the revolving credit facility to a new Tranche R term loan. Although there can be no assurances, the Company believes that it will be able to comply with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2003.

Second-Lien Notes

On May 6, 2002, ON Semiconductor and SCI LLC, (collectively, the “Issuers”) issued $300.0 million principal amount of Second-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The Second-Lien Notes, which are callable after four years, were issued at 96.902% of par value and generated net proceeds of $278.6 million after such discount and the payment of issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities. Because the amount outstanding under the senior bank facilities was reduced below $750.0 million, the supplemental interest charges were reduced from 3.0% to 1.0%. The Company has the option to terminate the supplemental interest charges by paying the entire accrued balance of supplemental interest charges on March 31, 2003. Alternatively, the Company can elect to pay 50% of the existing accrued balance at March 31, 2003 and continue accruing supplemental interest charges through June 30, 2003, at which time all remaining supplemental interest is due. Approximately $25.7 million of supplemental interest charges had been accrued as of December 31, 2002. In connection with this prepayment, the Company wrote off $6.5 million of debt issuance costs which is reflected as an extraordinary loss in the Company’s consolidated statement of operations for the year ended December 31, 2002. The Second-Lien Notes accrued interest at the rate of 12% until February 6, 2003, when the related annual interest increased to 13%. The increased interest rate will remain in effect unless on or prior to August 6, 2003 the Company issues $100.0 million of its common stock or certain convertible preferred stock to financial sponsors and uses the net proceeds to prepay additional amounts outstanding under its senior bank facilities or under any other credit facility secured by a first-priority lien and permanently reduces the related loan commitments in an amount equal to the amount prepaid. Interest on Second-Lien Notes is payable semi-annually on May 15 and November 15.

The Second-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries that are also guarantors under the 12% Senior Subordinated Notes Due 2009 (the “Senior Subordinated Notes”) described below. In addition, the Second-Lien Notes and the related guarantees are secured on a second-priority basis by the capital stock or other equity interests of the Company’s domestic subsidiaries, 65% of the capital stock or other equity interests of the Company’s first-tier foreign subsidiaries and substantially all other assets, in each case that are held by the Company or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Issuers filed an exchange offer registration statement on October 1, 2002 relating to the Second-Lien Notes pursuant to a registration rights agreement. The registration statement was declared effective by the Securities and Exchange Commission on January 27, 2003, and the exchange offer was consummated on February 28, 2003.

First-Lien Notes

On March 3, 2003, the Issuers issued $200.0 million principal amount of First-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The First-Lien Notes, which are callable after four years, were issued at 95.467% of par value and generated net proceeds of approximately $180.9 million after taking into consideration the discount and the payment of expected issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities, including $25.0 million relating to the Company’s revolving credit facility. In connection with the prepayment, the Company wrote off $3.5 million of debt issuance costs in the first quarter of 2003.

The First-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries. In addition, the First-Lien Notes and related guarantees are secured on a first-priority basis by the assets that secure the senior bank facilities and they rank equal in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness and senior to the Company’s and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed such notes.

Senior Subordinated Notes

In connection with the Recapitalization described in Note 1, the Company and ON Semiconductor co-issued $400.0 million principal amount of its 12% senior subordinated notes (the “Senior Subordinated Notes”) due 2009. Except as described below, the Senior Subordinated Notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. The Company was able to redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes prior to August 4, 2002 with the proceeds of a public equity offering at a redemption price of 112% of the amount redeemed. On May 3, 2000, ON Semiconductor completed its initial public offering (IPO) of its common stock and a portion of the proceeds was used to redeem $140.0 million of the Company’s Senior Subordinated Notes.

Japanese Loan

In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which has a balance of $23.3 million at December 31, 2002 (based on the yen-to-dollar exchange rate in effect at that date) and bears interest at an annual rate of 2.25%, requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2002.) The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances. In addition, the note is guaranteed by SCI LLC the Company’s primary domestic operating subsidiary.

Debt Issuance Costs

In connection with the Recapitalization, the Company incurred $52.6 million in costs relating to the establishment of its senior bank facilities and the issuance of its Senior Subordinated Notes. During 2002, 2001

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and 2000, the Company incurred $12.1 million, $5.1 million and $3.2 million, respectively, relating to amendments under its senior bank facilities or additional borrowings. The Company wrote-off $6.5 million and $11.9 million of debt issuance costs in 2002 and 2000, respectively, in connection with the various prepayments as outlined above. Other assets at December 31, 2002 and 2001 includes $33.7 million and $35.2 million, respectively, of unamortized debt issuance costs.

Annual maturities relating to the Company’s long-term debt as of December 31, 2002 are as follows (in millions):

Actual Maturities
2003	$9.3
2004	11.8
2005	236.9
2006	280.9
2007	176.8
Thereafter	687.5

Total	$1,403.2

Annual maturities relating to the Company’s long-term debt as of October 3, 2003 are as follows (in millions):

Actual Maturities
(unaudited)
Remainder of 2003	$0.1
2004	3.9
2005	3.7
2006	132.2
2007	242.7
Thereafter	890.3

Total	$1,272.9

Note 9:    Note Receivable from Affiliates

In connection with the Recapitalization, the Company loaned certain affiliates $83.0 million to refinance third-party non-recourse loans. During 2000 and 2001, the Company loaned these affiliates an additional $43.1 million and $5.0 million, respectively, to finance facility expansion. Such loans totaled $130.6 and $131.1 at December 31, 2002 and 2001, respectively, bear interest at rates ranging from at 7.0%-10.5%, payable quarterly, and mature at various dates through December 31, 2006. These loans are with the following affiliates (in millions):

		December 31,		October 3, 2003
Company Name	Country	2002	2001
				(unaudited)
ON Semiconductor Czech Republic, a.s. (formerly Tesla Sezam, a.s. and Terosil a.s.)	Czech Republic	$67.3	$67.8	$59.7
Leshan-Phoenix Semiconductor Company Limited	China	63.3	63.3	52.3

		$130.6	$131.1	$112.0

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The loans outstanding to Leshan-Phoenix Semiconductor Company Limited were renegotiated during the third quarter of 2002 to reduce the interest rate from 7.0% to 3.5% per annum to better align the interest rate with market rates for similar instruments in China.

Note 10:    Income Taxes

Geographic sources of income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
United States	$(227.9)	$(196.6)	$63.3
Foreign	97.3	(176.9)	67.7

	$(130.6)	$(373.5)	$131.0

The provision for income taxes is as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Current
Federal	$—	$(19.5)	$26.8
State and local	0.1	0.1	3.2
Foreign	3.9	5.6	15.4

	4.0	(13.8)	45.4

Deferred
Federal	—	315.8	(8.7)
State and local	—	39.5	(1.3)
Foreign	3.8	1.4	(0.6)

	3.8	356.7	(10.6)

	$7.8	$342.9	$34.8

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2002	2001	2000
U.S. federal statutory rate	(35.0)%	(35.0)%	35.0%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	(8.9)	(3.5)	2.4
Foreign withholding taxes	1.3	1.5	2.8
Foreign rate differential	(22.1)	11.0	(6.1)
Change in valuation allowance	68.5	117.6	—
Other	2.1	0.2	0.1

	5.9%	91.8%	34.2%

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets are as follows (in millions):

	Year Ended December 31,
	2002	2001
Tax-deductible goodwill	$235.2	$255.4
Reserves and accruals	24.2	31.7
Inventories	14.8	29.3
Property, plant and equipment	14.9	28.3
Net operating loss and tax credit carryforwards	234.8	94.2
Other	18.2	19.6

Gross deferred tax assets	542.1	458.5
Valuation allowance	(537.9)	(450.6)

Net deferred tax asset	$4.2	$7.9

A valuation allowance has been recorded against the Company’s deferred tax assets, with the exception of deferred tax assets at certain foreign subsidiaries, as management believes it is more likely than not that these assets will not be realized.

As of December 31, 2002, the Company’s federal, state, and foreign net operating loss carryforwards were $540.1 million, $606.9 million, and $44.9 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2023. The Company’s ability to utilize its federal net operating loss carryforwards may be limited in the future if the Company experiences an ownership change as defined by the Internal Revenue Code.

Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $50.9 million at December 31, 2002) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to federal income tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s domestic subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $11.6 million.

Note 11:    Employee Benefit Plans

Defined Benefit Plans

In connection with the Recapitalization, the Company established the ON Semiconductor pension plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula was dependent upon employee’s earnings and years of service. Benefits under the Plan are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the Internal Revenue Code.

In November 1999, the Plan was amended so that benefit accruals under the Plan will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. In 2000, the ON Semiconductor Grandfathered Pension Plan (the “Grandfathered Plan”) was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Grandfathered Plan.

Effective April 15, 2001, the Company terminated the Plan in a standard termination, which requires plan assets be sufficient to provide all benefits for participants and beneficiaries of deceased participants. Substantially all accrued benefits under the Plan were distributed to participants by December 31, 2001.

Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under all foreign pension plans are also valued using the projected unit credit cost method.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

	2002			2001
	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total
Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	3.00%	3.17%		3.00%	3.77%
Discount rate	5.00%	4.40%		7.40%	5.08%
Benefit obligation, beginning of period	$41.5	$22.3	$63.8	$77.4	$32.8	$110.2
Service cost	1.8	1.3	3.1	2.1	2.2	4.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0
Curtailment gain	—	(0.3)	(0.3)	—	(0.2)	(0.2)
Actuarial (gain) loss	5.3	1.2	6.5	18.0	(0.5)	17.5
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation (gain) loss	—	0.7	0.7	—	(1.9)	(1.9)

Benefit obligation, end of period	$46.8	$19.3	$66.1	$41.5	$22.3	$63.8

Change in Plan Assets:
Fair value, beginning of period	$10.1	$9.1	$19.2	$60.5	$18.1	$78.6
Actual return on plan assets	(1.1)	0.3	(0.8)	0.4	(0.6)	(0.2)
Employer contributions	13.0	1.3	14.3	7.6	4.4	12.0
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation gain (loss)	—	—	—	—	(1.1)	(1.1)

Fair value, end of period	$17.2	$4.0	$21.2	$10.1	$9.1	$19.2

Balances, end of period:
Pension benefit obligation	$(46.8)	$(19.3)	$(66.1)	$(41.5)	$(22.3)	$(63.8)
Fair value of plan assets	17.2	4.0	21.2	10.1	9.1	19.2

Funded status	(29.6)	(15.3)	(44.9)	(31.4)	(13.2)	(44.6)
Unrecognized net actuarial loss (gain)	20.0	1.5	21.5	17.3	(0.2)	17.1
Unrecognized prior service cost	0.9	1.9	2.8	1.3	2.2	3.5

Net liability recognized end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

The net amounts recognized in the consolidated balance sheet consist of the following:
Accrued expenses	$(6.4)	$(2.0)	$(8.4)	$(13.0)	$(1.3)	$(14.3)
Other long-term liabilities	(22.0)	(11.8)	(33.8)	(14.9)	(9.9)	(24.8)
Intangible asset	0.8	1.2	2.0	1.3	—	1.3
Accumulated other comprehensive income (loss)	18.9	0.7	19.6	13.8	—	13.8

Net liability recognized, end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2002			2001			2000
	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total	U.S. Pension Plans	Foreign Pension Plans	Total
Assumptions used to determine pension costs are as follows:
Discount rate	7.40%	5.08%		6.80%	5.76%		6.80%	6.22%
Expected return on assets	8.50%	3.17%		8.50%	7.46%		8.50%	5.15%
Rate of compensation increase	3.00%	3.77%		3.00%	3.77%		5.00%	4.75%
Components of net periodic pension cost:
Service cost	$1.8	$1.3	$3.1	$2.1	$2.2	$4.3	$4.7	$2.6	$7.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0	4.5	2.0	6.5
Expected return on assets	(1.2)	(0.3)	(1.5)	(1.4)	(1.0)	(2.4)	(5.2)	(1.5)	(6.7)
Amortization of prior service cost	0.1	0.3	0.4	0.2	0.4	0.6	0.2	0.6	0.8
Other losses	4.9	—	4.9	0.3	—	0.3	—	—	—
Settlement loss (curtailment gain)	0.4	(0.3)	0.1	9.9	2.3	12.2	—	—	—

Net periodic pension cost	$9.0	$1.8	$10.8	$13.5	$5.5	$19.0	$4.2	$3.7	$7.9

As described in Note 4 “Accounting Changes,” the Company changed its method of accounting for unrecognized actuarial gains or losses to its defined benefit pension obligation.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $63.8 million, $56.8 million, and $19.6 million, respectively as of December 31, 2002 and $60.4 million, $54.6 million and $16.3 million, respectively as of December 31, 2001.

The Company recognizes a minimum liability in its financial statements for its underfunded pension plans. The accrued pension liability of $42.2 million and $39.1 million at December 31, 2002 and 2001, respectively includes an additional minimum liability of $21.6 million and $15.1 million, respectively. The additional minimum liability was offset by a $2.0 million intangible asset and a $19.6 increase to stockholders’ deficit at December 31, 2002 compared with a $1.3 million intangible asset and a $13.8 million increase to stockholders’ deficit at December 31, 2001.

In regards to the Grandfathered Plan, the Company reevaluated its current assumptions in light of the actual returns experienced, current annuity rates and the expected discontinuation of benefits as of December 31, 2004 with the subsequent payment of benefits in 2005. The discount rate used to determine the pension obligation at December 31, 2002 and to determine future expense was lowered to 5.0% from 7.4% in the previous year. In addition, the expected return on plan assets used to determine future expense was lowered to 2.5% from 8.5%, reflecting the Company’s change in investment policy regarding the assets of the Grandfathered Plan. Upon the termination of the Grandfathered Plan, the Company is obligated to ensure that the plan has assets sufficient to pay accrued benefits.

Defined Contribution Plans

The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contribute a percentage of their salary subject to certain limitations. Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan.

The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of 100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions. In 2002 the Company recognized $4.0 of expense relating to matching contributions in 2002.

Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $0.6 million and $1.0 million relating to these plans for the years ended 2002, 2001 and 2000, respectively.

Note 12:    Financial Instruments

Foreign Currencies

As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

Under the Company’s foreign exchange management program, foreign subsidiaries provide forecasts of their foreign currency exposures. The Company then aggregates the forecasted amounts and enters into foreign currency contracts in order to create an offset to the underlying exposures. Losses or gains on the underlying cash flows or investments offset gains or losses on the financial instruments. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002 and 2001, the Company had net outstanding foreign exchange contracts with notional amounts of $19.5 million and $33.8 million, respectively. Such contracts were obtained through financial institutions and were scheduled to mature within three months. Management believes that these financial instruments should not subject the Company to increased risks from foreign exchange movements because gains and losses on these contracts, which are included in other current liabilities, should offset losses and gains on the assets, liabilities and transactions being hedged. The following schedule shows the net foreign exchange positions in U.S. dollars as of December 31, 2002 and 2001 (in millions):

	December 31,
	2002 Buy (Sell)	2001 Buy (Sell)
Japanese Yen	$(16.3)	$(31.9)
Czech Koruna	2.7	—
Euro	(11.4)	(8.0)
Philippine Peso	1.8	—
Mexican Peso	0.3	2.4
British Pound	5.0	6.1
Singapore Dollar	1.8	1.5
Swedish Krona	1.5	—
Taiwan Dollar	(4.9)	(3.4)
Other	—	(0.5)

	$(19.5)	$(33.8)

The Company is exposed to credit-related losses if counterparties to its foreign exchange contracts fail to perform their obligations. At December 31, 2002, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For 2002, 2001, and 2000, aggregate foreign currency transaction gains/(losses) total $(0.3) million, $1.2 million and $6.9 million, respectively.

Interest Rate Agreements

At December 31, 2002, the Company had two interest rate swaps of $100.0 million and $55.0 million, which were required by its senior bank facilities. The interest rate swaps are floating-to-fixed rate agreements based on LIBOR with quarterly interest rate resets. The $100.0 million swap has a fixed rate of 5.9% and expires in December 2004 while the $55.0 million swap has a fixed rate of 6.8% and expires in September 2003. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps. Amounts to be paid or received under the contracts are recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense.

Other

At December 31, 2002, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13:    Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Receivable from Affiliates

Due to the related party nature of the notes receivable from affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rates for similar instruments. At December 31, 2002 and 2001, the carrying value of the notes receivable from affiliates was $130.6 million and $131.1 million, respectively.

Long-term Debt

The fair values of the Company’s long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

Foreign Currency Exchange Contracts

Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

Interest Rate Agreements

The fair values of the Company’s interest rate swaps represent the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

The carrying amounts and fair values of the Company’s financial instruments at December 31, 2002 and 2001 are as follows (in millions):

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$(1,393.9)	$(999.9)	$(1,374.5)	$(1,132.3)
Foreign currency exchange contracts	(0.3)	(0.3)	0.9	0.9
Interest rate agreements	(10.5)	(10.5)	(12.2)	(12.2)

Note 14:    Stock Options

Certain employees of the Company participate in the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of ON Semiconductor’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for ON Semiconductor’s common stock, ON Semiconductor’s Board of Directors determined the fair market value.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company employees also participate in ON Semiconductor’s 2000 Stock Incentive Plan (“the 2000 Plan”) to provide key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, ON Semiconductor stockholders voted to amend the 2000 Plan to increase the number of shares of its common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million shares at December 31, 2001). The 2000 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

Generally, the options granted under both plans vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of ON Semiconductor, in its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

There was an aggregate of 6.3 million, 4.7 million and 6.6 million shares of common stock available for grant under the 1999 Plan and the 2000 Plan at December 31, 2002, 2001 and 2000, respectively.

Additional information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	18.2	$5.87	13.8	$6.49	9.5	$1.50
Grants	8.0	3.00	8.4	5.26	5.4	15.09
Exercises	(0.7)	1.50	(0.5)	1.50	(0.4)	1.50
Cancellations	(2.6)	9.99	(3.5)	7.42	(0.7)	7.71

Outstanding at end of year	22.9	$4.55	18.2	$5.87	13.8	$6.49

Exercisable at end of year	7.9	$4.95	4.4	$4.74	2.2	$3.63

Weighted average fair value of options granted during the period		$1.83		$3.25		$8.67

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize options outstanding and options exercisable at December 31, 2002 (shares in millions):

	Outstanding Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25–$1.50	6.9	7.01	$1.48
$1.80–$2.71	2.1	9.84	1.95
$3.22–$4.24	7.8	8.97	3.51
$5.50–$9.03	3.7	8.20	6.42
$10.88–$21.38	2.4	7.38	15.84

Totals	22.9		$4.55

	Exercisable Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25–$1.50	5.0	6.73	$1.50
$3.22–$4.24	0.4	8.54	3.86
$5.50–$9.03	1.0	8.10	6.65
$10.88–$21.38	1.5	7.37	15.85

Totals	7.9		$4.95

These options will expire if not exercised at specific dates through November 2012.

In 2002, the Company recorded charges of $4.1 million related to the modification of option terms for employees terminated under the restructuring plan as well as the separation of an executive officer. These charges are recorded in restructuring and other in the consolidated statement of operations with an offsetting credit to additional paid-in capital. In 2002, the Company also recorded $0.4 million of compensation expense related to stock options issued to consultants and other stock option modifications to certain employees.

In 2001, ON Semiconductor, on behalf of the Company, issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded at their estimated fair value of $1.3 million as a charge to general and administrative expense and with an offsetting credit to contributed capital. These warrants vested at the date of grant and expire in October 2005.

During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

In 2000, the Company granted certain consultants options to purchase approximately 91,000 shares of common stock at exercise prices ranging from $1.50 to $16.00 per share. The aggregate estimated fair value of these options of $1.2 million was recognized as general and administrative expense over the term of the respective consulting agreements, approximately $0.5 million in 2001 and $0.7 million in 2000. These grants expire at various dates through June 2003.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s employees participate in the 2000 Employee Stock Purchase Plan sponsored by ON Semiconductor. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to annual purchases of $25,000 under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, 2001 and 2000, employees purchased approximately 1.0 million, 1.3 million and 1.0 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of ON Semiconductor’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Note 15:    Commitments and Contingencies

Leases

The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

Year Ending December 31:
2003	$9.0
2004	4.1
2005	2.4
2006	1.1
2007	0.3
Thereafter	—

$16.9

The Company’s existing leases do not contain significant restrictive provisions; however, certain leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense for the years ended December 31, 2002, 2001 and 2000 was $11.8 million, $10.5 million and $12.7 million, respectively.

At December 31, 2002, two letters of credit totaling $7.5 million partially secure an operating lease and a service agreement with an information technology vendor. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under these agreements, a portion of which would be satisfied by the letters of credit. The lease expires 2003 while the service agreement expires in 2006. These letters of credit are renewable on a yearly basis until 2005 when they expire.

Other Contingencies

The Company’s manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of the August 4, 1999 recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify the Company with respect to remediation costs and other costs or liabilities related to this matter.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments with Affiliates

Leshan-Phoenix Semiconductor Company Limited (“Leshan”), operates a back-end manufacturing facility in Leshan, China. ON Semiconductor owns a majority of the outstanding equity interests of the Leshan joint venture. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder. These requests represent a purchase commitment by the respective shareholder of the Leshan joint venture; however, each shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. The Company provides forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period, and, as described above, the Company is responsible for underutilized capacity cost due to variations from our forecasted needs. The Company committed to purchase 85%, 81% and 86% of the total products produced by Leshan in 2002, 2001 and 2000, respectively, and is currently committed to purchase 82% of the product produced by Leshan in 2003. In 2002, 2001 and 2000, respectively, the Company made actual purchases of 76%, 43% and 86% of Leshan’s production and, as a result, incurred $1.5 million and $6.4 million in underutilization charges in 2002 and 2001, respectively.

Legal Matters

The Company and ON Semiconductor are involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraph, will have a material adverse effect on the Company or ON Semiconductor’s financial condition, results of operations or cash flows.

During the period July 5, 2001 through July 27, 2001, ON Semiconductor was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against ON Semiconductor and certain of its current and former officers, current directors and the underwriters for its initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of ON Semiconductor’s initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of ON Semiconductor’s common stock in the aftermarket as conditions of receiving shares in its initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in ON Semiconductor’s initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which along with the cases against ON Semiconductor have all been transferred to a single federal district judge for purposes of coordinated case management. ON Semiconductor believes that the claims against it are without merit and have defended, and intend to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and ON Semiconductor cannot guarantee that the outcome of these claims will be favorable for it.

On July 15, 2002, together with the other issuer defendants, ON Semiconductor filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In addition, the parties have stipulated to the voluntary dismissal without prejudice of our individual current and

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

former officers and directors who were named as defendants in our litigation, and they are no longer parties to the lawsuit. On February 19, 2003, the Court issued its ruling on the motions to dismiss filed by the underwriter and issuer defendants. In that ruling the Court granted in part and denied in part those motions. As to the claims brought against ON Semiconductor under the antifraud provisions of the securities laws, the Court dismissed all of these claims with prejudice, and refused to allow plaintiffs the opportunity to re-plead these claims. As to the claims brought under the registration provisions of the securities laws, which do not require that intent to defraud be pleaded, the Court denied the motion to dismiss these claims as to ON Semiconductor and as to substantially all of the other issuer defendants as well. The Court also denied the underwriter defendants’ motion to dismiss in all respects.

In June 2003, upon the determination of a special independent committee of the Board of Directors, ON Semiconductor elected to participate in a proposed settlement with the plaintiffs in this litigation. If ultimately approved by the Court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against ON Semiconductor and against any of the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation against those defendants is continuing. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by the participating issuer defendants. If recoveries totaling less than $1 billion are obtained by the class members from the underwriter defendants, the class members will be entitled to recover the difference between $1 billion and the aggregate amount of those recoveries from the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition ON Semiconductor and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their initial public offerings.

The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. ON Semiconductor expects that its insurance proceeds will be sufficient for these purposes and that it will not otherwise be required to contribute to the proposed settlement. Consummation of the proposed settlement is conditioned upon, among other things, negotiating, executing, and filing with the Court final settlement documents, and final approval by the Court. If the proposed settlement described above is not consummated, however ON Semiconductor intends to continue to defend the litigation vigorously. While the Company can make no promises or guarantees as to the outcome of these proceedings, we believe that the final result of these actions will have no material effect on the Company’s consolidated financial condition, results of operations or cash flows.

Note 16:    Related Party Transactions

The Company agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition described in Note 6, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. Under the Company’s amended debt agreements, the payment of the annual management fee to TPG in cash has been waived until certain conditions are met and no such payments occurred in 2001 or 2002. Management fees may be paid to TPG with the Company’s common stock or warrants.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Recapitalization, Motorola assigned, licensed or sublicensed intellectual property to the Company relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. Subject to the Company’s right to cancel upon six months’ written notice, the Company has minimum commitments to purchase manufacturing services from Motorola of approximately $1.0 million in 2003.

Related party activity between the Company and Motorola is as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Cash paid for:
Purchases of manufacturing services from Motorola	$13.8	$86.1	$162.3
Cost of other services, rent and equipment purchased from Motorola	1.5	17.7	96.0

Cash received for:
Freight sharing agreement with Motorola	$21.4	$21.9	$23.8
Rental of property and equipment to Motorola	9.1	11.2	11.9
Product sales to Motorola	98.2	92.5	215.8

On April 8, 2002, the Company and Motorola, Inc. reached agreement regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid the Company $10.6 million during the second quarter of 2002. As a result, the Company recognized a related gain of $12.4 million, which is included in restructuring and other in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2002.

As part of the Recapitalization, Motorola agreed to provide the Company with worldwide freight services through August 4, 2002. This agreement resulted in better prices than the Company could obtain from third parties. The cost increases resulting from the expiration of this agreement, which totaled approximately $11 million in 2002 as compared to 2001, have been factored into our current operating plans.

ON Semiconductor operates two manufacturing facilities in the Czech Republic. The Company purchases the majority of the related products as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Purchases of manufacturing services and inventory	$84.3	$60.5	$77.1

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17:    Supplemental Disclosure of Cash Flow Information

The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Non-cash financing activities:
Equipment acquired through capital leases	$—	$3.0	$—
Cash (received) paid for:
Interest	98.9	118.1	131.2
Income taxes	(0.6)	(1.3)	53.6

Note 18:    Subsequent Event

The Company adopted SFAS No. 145 “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” effective January 1, 2003, which required the reclassification within the consolidated statement of operations of losses on debt prepayments previously classified as extraordinary items which totaled $6.5 million and $29.2 million in 2002 and 2000, respectively.

On December 3, 2003, the Company decided to phase out manufacturing operations at its facility in East Greenwich, Rhode Island by the end of 2004. The Company plans to transfer the East Greenwich manufacturing operations to lower-cost manufacturing facilities outside of North America. The design and business support functions currently in Rhode Island will be maintained. As a result of the decision, the Company expects to incur restructuring, asset impairment and other charges of $15 to $20 million in the fourth quarter of 2003.